AMENDMENT TO EMPLOYMENT AGREEMENT

(Michael G. Morris)

This Amendment is made by and among American Electric Power Company, Inc. (“AEP”), American Electric Power Service Corporation (“Service Corporation”), (AEP and Service Corporation collectively referred to as the “Companies”) and Michael G. Morris (the “Executive”) to the Employment Agreement among the Companies and the Executive dated December 15, 2003, as amended (the “Employment Agreement”).

WHEREAS, AEP and the Executive intend that any deferral of compensation by or for the benefit of the Executive that is subject to the requirements of section 409A of the Internal Revenue Code comply with such requirements; and

WHEREAS, AEP and the Executive have identified certain provisions of the Employment Agreement that should be amended to better ensure such compliance;

NOW, THEREFORE, AEP and the Executive agree as follows:

1.           Section 3.3(b) of the Employment Agreement (Perquisites) is amended by adding the following to the end thereof:

Any tax gross-up payment pursuant to clause (3) of this paragraph will be made no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.

2.           Section 3.3(f) of the Employment Agreement (Reimbursement of Business Expenses) is amended by adding the following to the end thereof:

In order to be reimbursable, the Executive must incur such expenses during the term of this Agreement.  The amount of expenses eligible for reimbursement during any taxable year of the Executive shall not affect the expenses eligible for reimbursement in any other taxable year. The reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

3.           In the event that any amount becomes payable by Service Corporation to the Executive pursuant to Section 4.1(a) of the Employment Agreement, the following terms and conditions shall apply:

(A)
Notwithstanding any provision of Section 4.1(a)(2) to the contrary, the continuation of the Executive’s Base Salary will end once the total of the payments becomes equal to two times the lesser of (a) the Executive’s annual rate of pay for services provided to the Companies in the year before the year of the Executive termination of employment (adjusted for any increase during that year that was expected to continue indefinitely if there had been no termination of employment, or (b) the limit prescribed in Section 401(a)(17) of the Code effective in the year of the Executive’s termination of employment.  As of the date the continuation payments end pursuant to the preceding sentence, but no earlier than six months after the date the Executive separated from service, as defined in Section 409A of the Code, the Executive will receive a second stream of payments equal to any pay continuation payments as may then be otherwise due and owing, with the first such payment also including an amount equal to the excess, if any, of (i) the total amount of continuation pay the Executive was entitled to receive during the period between the Executive’s termination of employment and the date the payments pursuant to the preceding sentence ended, over (ii) the amount paid in accordance with the preceding sentence.

(B)
If AEP reasonably believes that its providing continued benefits at a reduced rate (that is, for an Executive contribution that is less than the full cost of such benefits) would cause the Executive to incur excise tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive shall pay the full cost of such benefits and not receive any reduced rate for the first six (6) months after the date of the Executive’s termination of employment.  As soon as practicable after the date that is 6 months after the Executive’s termination of employment, Service Corporation will pay to the Executive an amount equal to the difference between the actual amount the Executive paid for the affected benefits and the amount the Executive would have paid for such benefits had the reduced rate been effective.

IN WITNESS WHEREOF, this Amendment is executed by AEP and the Executive as of the date set forth below their respective signatures.

AMERICAN ELECTRIC POWER SERVICE CORPORATION

By:  /s/ Andrew R. Carlin
Name:  Andrew R. Carlin

Date:  December 9, 2008

EXECUTIVE:

Name:  /s/ Michael G. Morris
Michael G. Morris

Date:  December 9, 2008